UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2014

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment of Guarantees of Existing Master Repurchase Agreements

Effective as of March 12, 2014, Blackstone Mortgage Trust, Inc. (the “Company”) amended each of the existing guarantee agreements (each, an “Existing Guarantee Agreement” and collectively, the “Existing Guarantee Agreements”) it previously entered into in connection with its special-purpose wholly owned subsidiaries entering into: (i) the Master Repurchase Agreement, dated as of May 21, 2013, as amended, with Bank of America, N.A. as buyer; (ii) the Master Repurchase Agreement, dated as of June 12, 2013, as amended, with Citibank, N.A. as buyer; (iii) the Master Repurchase Agreement, dated as of June 28, 2013, as amended, with JPMorgan Chase Bank, National Association (“JP Morgan”) as buyer; (iv) the Master Repurchase Agreement, dated as of December 20, 2013, with JP Morgan as buyer; and (v) the Master Repurchase and Securities Contract Agreement, dated as of March 3, 2014, with Morgan Stanley Bank, N.A. as buyer (each, an “Existing Master Repurchase Agreement” collectively, the “Existing Master Repurchase Agreements”). Each of the Existing Guarantee Agreements was amended to increase the maximum percentage of permitted indebtedness of the Company from 80% of total assets to 83.3333% of total assets.

Wells Fargo Master Repurchase Agreement

On March 13, 2014, a special-purpose wholly-owned subsidiary (the “Seller”) of the Company entered into a Master Repurchase and Securities Contract (the “Master Repurchase Agreement,” and together with the Existing Master Repurchase Agreements, the “Master Repurchase Agreements”) with Wells Fargo Bank, National Association (the “Buyer”). The Master Repurchase Agreement provides for advances of up to $500.0 million in the aggregate, which the Company expects to use to finance the acquisition or origination of eligible loans including those with the underlying mortgage property located in the United States, as more particularly described in the Master Repurchase Agreement.

Advances under the Master Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of (i) the applicable LIBOR index rate plus (ii) the applicable spread, depending on the attributes of the purchased loans. The Master Repurchase Agreement specifies a one-year availability period, during which new advances can be made and which availability period is renewable at the discretion of the Buyer. Maturity dates for individual advances are tied to the one-year anniversary of their respective purchase date by the Buyer, subject to annual extensions until their respective purchased loan maturity dates, at the Seller’s discretion and conditioned upon Seller’s delivery of notice and payment of a fee to Buyer.

In connection with the Master Repurchase Agreement, the Company executed a Guarantee Agreement in favor of the Buyer (the “Guarantee”), pursuant to which the Company guarantees the obligations of the Seller under the Master Repurchase Agreement up to a maximum liability of 25% of the then currently outstanding repurchase obligations under the Master Repurchase Agreement. The Company may also be liable under the Guarantee for customary “bad-boy” events.

The Master Repurchase Agreement and the Guarantee contain various affirmative and negative covenants including the following financial covenants applicable to the Company: (i) ratio of EBITDA to fixed charges of not less than 1.40 to 1.00; (ii) tangible net worth of not less than approximately $717.1 million plus 75% of the net cash proceeds of any equity issuance after the date of the agreements; (iii) cash liquidity of not less than the greater of (x) $10.0 million or (y) 5% of the Company’s recourse indebtedness; and (iv) indebtedness shall not exceed 83.3333% of the Company’s total assets.

The buyers party to the Master Repurchase Agreements or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE MORTGAGE TRUST, INC.
Date: March 14, 2014

	By:	/s/ Randall S. Rothschild
	Name:	Randall S. Rothschild
	Title:	Secretary and Managing Director, Legal and Compliance